Exhibit 23.3

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230 - 5805

(972) 788-1110 Telefax 991-3160

E-Mail:    forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of the reference to our report dated February 7, 2012, which appears in the Annual Report on Form 10-K of Halcón Resources Corporation for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

FORREST A. GARB & ASSOCIATES. INC.

/s/ William D. Harris III
William D. Harris III
CEO / President

Dallas, Texas
May 18, 2012